Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

FOURTH QUARTER FISCAL 2012 OPERATING RESULTS

Uncasville, Connecticut, November 29, 2012 - The Mohegan Tribal Gaming Authority, or the Authority, the owner and operator of Mohegan Sun in Uncasville, Connecticut, and Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania, announced today the operating results for its fourth quarter ended September 30, 2012.

“Our operating results for the quarter reflect a continuation of recent trends in revenues,” said Mitchell Grossinger Etess, Chief Executive Officer of the Authority. “In response, we continue to be prudent in our marketing approach in order to optimize revenues and profitability and, in late September 2012, we began implementation of further cost saving initiatives at Mohegan Sun in order to align our operations with market conditions. We remain pleased with the performance of Mohegan Sun at Pocono Downs and the progress of Mohegan Gaming Advisors, including its recent management deal with Resorts Casino Hotel in Atlantic City.”

Consolidated operating results and significant events for the fourth quarter ended September 30, 2012 (unaudited):

•	Net revenues of $351.8 million, a 5.8% decrease from the fourth quarter of fiscal 2011

•	Gaming revenues of $313.8 million, a 6.9% decrease from the fourth quarter of fiscal 2011

•	Gross slot revenues of $230.2 million, a 6.7% decrease from the fourth quarter of fiscal 2011

•	Table game revenues of $81.2 million, a 7.3% decrease from the fourth quarter of fiscal 2011

•	Non-gaming revenues of $63.3 million, a 5.6% decrease from the fourth quarter of fiscal 2011

•	Adjusted EBITDA, a non-GAAP measure described below, of $81.0 million, a 10.5% decrease from the fourth quarter of fiscal 2011

•	Income from operations of $58.1 million, a 24.6% decrease from the fourth quarter of fiscal 2011

•	Net income attributable to the Authority of $14.8 million, a 68.3% decrease from the fourth quarter of fiscal 2011

•	Successfully secured financing and broke ground on Project Sunlight, a hotel and convention center expansion at Mohegan Sun at Pocono Downs

•	Implemented a series of cost saving initiatives at Mohegan Sun in Uncasville, Connecticut, which are forecasted to yield at least $20 million in labor and operating cost savings in fiscal 2013

The decline in Adjusted EBITDA was primarily attributable to lower gaming revenues at Mohegan Sun reflecting additional gaming capacity in the Northeast gaming market and a sluggish regional economic environment. These results offset overall changes in our operations designed to improve profitability. The decrease in income from operations primarily reflects $12.5 million in severance charges resulting from a workforce reduction initiative implemented in September 2012, combined with the decline in gaming revenues. The decline in net income attributable to the Authority primarily resulted from the reduction in income from operations, as well as higher interest expense, driven by our March 6, 2012 refinancing transactions.

Mohegan Sun

Operating results (in thousands, unaudited):

	For the Three Months Ended
	September 30,	September 30,		Percentage
	2012	2011	Variance	Variance

Adjusted EBITDA	$69,670	$80,130	$(10,460)	(13.1%)
Income from operations	$50,934	$71,671	$(20,737)	(28.9%)
Operating costs and expenses	$221,245	$221,371	$(126)	(0.1%)
Net revenues	$272,179	$293,042	$(20,863)	(7.1%)
Gaming revenues	$239,548	$261,943	$(22,395)	(8.5%)
Non-gaming revenues	$53,834	$57,886	$(4,052)	(7.0%)

The decline in Adjusted EBITDA was primarily attributable to lower gaming revenues. Adjusted EBITDA margin decreased to 25.6% for the quarter ended September 30, 2012 from 27.3% in the fourth quarter of fiscal 2011.

The decrease in income from operations primarily reflects $12.5 million in severance charges resulting from a workforce reduction initiative implemented in September 2012, as well as the decline in gaming revenues.

Gaming revenues declined due to lower slot and table game revenues reflecting additional gaming capacity in the Northeast gaming market and a sluggish regional economic environment. In addition, gaming revenues declined due to changes in our operations designed to improve profitability, including changes in the slot mix on our gaming floor, and a shift in hotel occupancy from casino patrons to transient guests.

Non-gaming revenues decreased primarily as a result of lower entertainment and food and beverage revenues. The decline in entertainment revenues resulted from reductions in Arena tickets sold and average price per Arena ticket due to fewer events at the Mohegan Sun Arena, including fewer headliner shows. The decrease in food and beverage revenues resulted from a decline in meals served reflecting changes in our operations designed to improve profitability, including the reduction in hours of operation in certain food and beverage outlets and the replacement of certain Mohegan Sun-owned food and beverage outlets with third-party operators. The growth in hotel revenues reflects a shift in hotel occupancy to higher paying transient guests which had the effect of increasing the average daily room rate.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30,	September 30,		Percentage
	2012	2011	Variance	Variance

Slots:
Handle	$2,096,087	$2,283,316	$(187,229)	(8.2%)
Gross revenues	$171,022	$186,645	$(15,623)	(8.4%)
Net revenues	$163,964	$178,838	$(14,874)	(8.3%)
Free promotional slot plays (1)	$18,120	$17,360	$760	4.4%
Weighted average number of machines (in units)	5,897	6,308	(411)	(6.5%)
Hold percentage (gross)	8.2%	8.2%	—	—
Win per unit per day (gross) (in dollars)	$315	$322	$(7)	(2.2%)

Table games:
Drop	$474,507	$515,746	$(41,239)	(8.0%)
Revenues	$71,301	$78,098	$(6,797)	(8.7%)
Weighted average number of games (in units)	303	315	(12)	(3.8%)
Hold percentage (2)	15.0%	15.1%	(0.1%)	(0.7%)
Win per unit per day (in dollars)	$2,554	$2,698	$(144)	(5.3%)

Poker:
Revenues	$2,575	$3,036	$(461)	(15.2%)
Weighted average number of tables (in units)	42	42	—	—
Revenue per unit per day (in dollars)	$666	$786	$(120)	(15.3%)

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Non-gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30,	September 30,		Percentage
	2012	2011	Variance	Variance

Food and beverage:
Revenues	$16,824	$19,038	$(2,214)	(11.6%)
Meals served	839	940	(101)	(10.7%)
Average price per meal served (in dollars)	$15.70	$16.64	$(0.94)	(5.6%)

Hotel:
Revenues	$10,085	$9,104	$981	10.8%
Rooms occupied	105	105	—	—
Occupancy rate	97.2%	97.5%	(0.3%)	(0.3%)
Average daily room rate (in dollars)	$92	$83	$9	10.8%
Revenue per available room (in dollars)	$89	$81	$8	9.9%

Retail, entertainment and other:
Revenues	$26,925	$29,744	$(2,819)	(9.5%)
Arena events (in events)	34	38	(4)	(10.5%)
Arena tickets	214	252	(38)	(15.1%)
Average price per Arena ticket (in dollars)	$41.40	$46.64	$(5.24)	(11.2%)

Mohegan Sun at Pocono Downs

Operating results (in thousands, unaudited):

	For the Three Months Ended
	September 30,	September 30,		Percentage
	2012	2011	Variance	Variance

Adjusted EBITDA	$14,915	$14,182	$733	5.2%
Income from operations	$11,636	$9,901	$1,735	17.5%
Operating costs and expenses	$67,735	$70,508	$(2,773)	(3.9%)
Net revenues	$79,371	$80,409	$(1,038)	(1.3%)
Gaming revenues	$74,257	$75,295	$(1,038)	(1.4%)
Non-gaming revenues	$9,135	$9,242	$(107)	(1.2%)

The growth in Adjusted EBITDA was primarily attributable to changes in our operations designed to improve profitability, combined with higher table game revenues. Adjusted EBITDA margin increased to 18.8% for the quarter ended September 30, 2012 from 17.6% in the fourth quarter of fiscal 2011.

The increase in income from operations primarily resulted from changes in our operations designed to improve profitability, as well as lower depreciation expense.

The decline in gaming revenues reflects lower slot revenues, partially offset by higher table game revenues. The decrease in slot revenues resulted from changes in our promotional offers designed to improve profitability. The decline in table game drop, as well as the increase in table game hold primarily resulted from changes in our operations designed to improve profitability.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30,	September 30,		Percentage
	2012	2011	Variance	Variance

Slots:
Handle	$740,929	$772,778	$(31,849)	(4.1%)
Gross revenues	$59,135	$60,096	$(961)	(1.6%)
Net revenues	$59,182	$60,037	$(855)	(1.4%)
Free promotional slot plays (1)	$15,282	$16,872	$(1,590)	(9.4%)
Weighted average number of machines (in units)	2,331	2,332	(1)	(0.0%)
Hold percentage (gross)	8.0%	7.8%	0.2%	2.6%
Win per unit per day (gross) (in dollars)	$276	$280	$(4)	(1.4%)

Table games:
Drop	$49,764	$57,397	$(7,633)	(13.3%)
Revenues	$9,947	$9,595	$352	3.7%
Weighted average number of games (in units)	66	66	—	—
Hold percentage (2)	20.0%	16.7%	3.3%	19.8%
Win per unit per day (in dollars)	$1,638	$1,580	$58	3.7%

Poker:
Revenues	$948	$1,064	$(116)	(10.9%)
Weighted average number of tables (in units)	18	18	—	—
Revenue per unit per day (in dollars)	$573	$642	$(69)	(10.7%)

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Non-gaming revenues (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30,	September 30,		Percentage
	2012	2011	Variance	Variance

Food and beverage:
Revenues	$6,698	$6,365	$333	5.2%
Meals served	174	209	(35)	(16.7%)
Average price per meal served (in dollars)	$16.65	$14.41	$2.24	15.5%

Retail, entertainment and other:
Revenues	$2,437	$2,877	$(440)	(15.3%)

Corporate

Loss from operations (in thousands, unaudited):

	For the Three Months Ended
	September 30,	September 30,		Percentage
	2012	2011	Variance	Variance

Loss from operations	$4,482	$4,577	$(95)	(2.1%)

Mohegan Tribal Gaming Authority Property Information

	Adjusted EBITDA		Income (Loss) from Operations		Net Revenues
(in thousands, unaudited)	For the Three Months Ended		For the Three Months Ended		For the Three Months Ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011	2012	2011
Mohegan Sun	$69,670	$80,130	$50,934	$71,671	$272,179	$293,042

Mohegan Sun at Pocono Downs	14,915	14,182	11,636	9,901	79,371	80,409

Corporate	(3,557)	(3,807)	(4,482)	(4,577)	297	—

Total	$81,028	$90,505	$58,088	$76,995	$351,847	$373,451

	Adjusted EBITDA		Income (Loss) from Operations		Net Revenues
	For the Fiscal Year Ended		For the Fiscal Year Ended		For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011	2012	2011
Mohegan Sun	$270,396	$285,048	$199,358	$223,778	$1,084,017	$1,115,326

Mohegan Sun at Pocono Downs	58,575	51,531	43,296	31,491	314,999	303,053

Corporate	(15,063)	(14,570)	(17,230)	(16,865)	297	—

Total	$313,908	$322,009	$225,424	$238,404	$1,399,313	$1,418,379

Other Information

Liquidity

As of September 30, 2012, the Authority held cash and cash equivalents of $114.1 million compared to $112.2 million as of September 30, 2011. As of September 30, 2012, no amount was drawn on the Authority’s $75.0 million revolving bank credit facility. As of September 30, 2012, letters of credit issued under the Authority’s bank credit facilities totaled $2.3 million, of which no amounts were drawn. Inclusive of letters of credit, which reduce borrowing availability under the Authority’s bank credit facilities, and after taking into account restrictive financial covenant requirements, the Authority had approximately $64.9 million of borrowing capacity under its bank credit facilities as of September 30, 2012. As of September 30, 2012, the Authority’s debt, including capital leases, totaled $1.71 billion compared to $1.64 billion as of September 30, 2011.

Interest Expense

Interest expense increased by $14.1 million, or 49.0%, to $43.0 million for the quarter ended September 30, 2012 compared to $28.9 million in the fourth quarter of fiscal 2011. The increase in interest expense was primarily due to higher weighted average interest rate. Weighted average interest rate was 10.1% for the quarter ended September 30, 2012 compared to 7.2% in the fourth quarter of fiscal 2011. The increase in weighted average interest rate was primarily driven by our March 6, 2012 refinancing transactions. Weighted average outstanding debt was $1.71 billion for the quarter ended September 30, 2012 compared to $1.61 billion in the fourth quarter of fiscal 2011.

Relinquishment Liability Reassessment

Pursuant to a relinquishment agreement with Trading Cove Associates, or TCA, the Authority is required to make certain payments to TCA, determined as a percentage of revenues generated by Mohegan Sun, through the period ending December 31, 2014. A liability for these payments was established based on the estimated present value of Mohegan Sun’s projected revenues and is periodically reassessed. Based on recent operating trends and the approval of table game operations in the State of Rhode Island, the Authority estimates that Mohegan Sun’s projected revenues over the remaining relinquishment period will decrease from previously projected amounts. Accordingly, the Authority recorded a non-cash relinquishment liability credit of $11.4 million during the quarter ended September 30, 2012. The relinquishment liability was $120.8 million as of September 30, 2012 compared to $178.3 million as of September 30, 2011.

Cost Saving Initiatives

In September 2012, the Authority implemented a workforce reduction of approximately 330 positions in Uncasville, Connecticut, in an effort to further streamline its organization and better align operating costs with current market and business conditions. In connection with this workforce reduction initiative, the Authority incurred $12.5 million in severance charges. In addition, the Authority implemented a number of other cost saving initiatives, including changes to the slot mix on the gaming floor, modifications to employee medical benefits and replacement of certain Mohegan Sun-owned food and beverage outlets with third-party operators. Labor and operating cost savings for fiscal 2013 are forecasted to be at least $20 million.

Capital Expenditures

The following table presents data related to capital expenditures (in millions, including capitalized interest):

	Capital Expenditures
	Fiscal Year Ended	Forecasted
	September 30, 2012	Fiscal Year 2013

Mohegan Sun:
Maintenance	$29.4	$25.7
Development	6.8	3.9
Expansion - Project Horizon	0.3	—

Subtotal	36.5	29.6
Mohegan Sun at Pocono Downs:
Maintenance	4.1	4.9
Expansion	(0.6)	0.6

Subtotal	3.5	5.5
Corporate:
Expansion - Project Sunlight	3.6	41.9

Subtotal	3.6	41.9

Total	$43.6	$77.0

Project Sunlight

In July 2012, Mohegan Sun at Pocono Downs broke ground on Project Sunlight, an estimated $50 million hotel expansion project to be located adjacent to the Mohegan Sun at Pocono Downs casino. This expansion will include a 238-room hotel and a 20,000-square-foot convention center. The hotel will include a combination of standard guest rooms and suites and feature rooms with exclusive views of the race track, as well as a fitness center, an indoor pool and a bistro serving breakfast and light fare. A new porte-cochere also is being added for additional guest convenience. The convention center will be located adjacent to the hotel and will be able to accommodate a number of different sized groups up to 800 for seated banquets. This space also can be converted into a 1,500-seat concert venue. The hotel and convention center are being developed and built by Downs Lodging, LLC, or Downs Lodging, a wholly-owned unrestricted subsidiary of the Authority. The costs for Project Sunlight are being funded through a combination of a $45 million non-recourse term loan obtained by Downs Lodging and a $5 million investment by the Authority. Project Sunlight is expected to be completed by the end of 2013.

Distributions to the Tribe

Distributions to the Tribe totaled $12.5 million for the quarter ended September 30, 2012 compared to $23.4 million in the fourth quarter of fiscal 2011. Distributions to the Tribe are anticipated to total $50 million for fiscal 2013.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter fiscal 2012 operating results on Thursday, November 29, 2012 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(877) 756-4274

(706) 643-0107 (International)

Conference ID: 74241571

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, under the “Investor Relations/Financial News” section. Interested parties also may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, November 29, 2012. This replay will run through December 15, 2012.

The access number for a taped replay of the conference call is as follows:

(855) 859-2056

(404) 537-3406 (International)

Conference ID: 74241571

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 544-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility located on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs operates in an approximately 400,000-square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	Fiscal Year Ended	Fiscal Year Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenues:
Gaming	$313,805	$337,238	$1,254,558	$1,289,656
Food and beverage	23,522	25,403	92,149	91,072
Hotel	10,085	9,104	39,609	35,892
Retail, entertainment and other	29,736	32,621	112,194	110,568

Gross revenues	377,148	404,366	1,498,510	1,527,188
Less - Promotional allowances	(25,301)	(30,915)	(99,197)	(108,809)

Net revenues	351,847	373,451	1,399,313	1,418,379

Operating costs and expenses:
Gaming	189,892	203,204	771,909	790,451
Food and beverage	11,594	10,654	44,949	41,515
Hotel	3,590	3,090	14,293	12,996
Retail, entertainment and other	10,904	11,599	40,723	34,846
Advertising, general and administrative	50,985	50,592	198,171	201,992
Corporate	4,726	4,541	17,379	16,704
Depreciation and amortization	20,953	21,581	85,030	90,032
Loss on disposition of assets	33	—	353	—
Severance	12,521	—	12,521	244
Relinquishment liability reassessment	(11,439)	(8,805)	(11,439)	(8,805)

Total operating costs and expenses	293,759	296,456	1,173,889	1,179,975

Income from operations	58,088	76,995	225,424	238,404

Other income (expense):
Accretion of discount to the relinquishment liability	(2,062)	(2,841)	(8,248)	(11,366)
Interest income	933	669	4,492	2,732
Interest expense, net of capitalized interest	(43,010)	(28,873)	(146,057)	(117,710)
Loss on early exchange of debt	(3)	—	(14,326)	—
Other income (expense), net	(13)	9	(44)	(217)

Total other expense	(44,155)	(31,036)	(164,183)	(126,561)

Net income	13,933	45,959	61,241	111,843
Loss attributable to non-controlling interests	872	734	2,019	2,134

Net income attributable to Mohegan Tribal Gaming Authority	$14,805	$46,693	$63,260	$113,977

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Operating Results:
Gross revenues	$377,148	$404,366	$1,498,510	$1,527,188
Net revenues	$351,847	$373,451	$1,399,313	$1,418,379
Income from operations	$58,088	$76,995	$225,424	$238,404

Other Data:
Adjusted EBITDA	$81,028	$90,505	$313,908	$322,009
Capital expenditures	$9,511	$12,464	$43,642	$46,477
Cash interest paid	$40,106	$26,258	$118,225	$108,635

			September 30,	September 30,
			2012	2011
Balance Sheet Data:
Cash and cash equivalents			$114,084	$112,174
Debt, including capital leases			$1,706,626	$1,635,758

MOHEGAN SUN

SUPPLEMENTAL DATA

(unaudited)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Operating results:
Gross revenues (in thousands)	$293,382	$319,829	$1,167,107	$1,209,007
Net revenues (in thousands)	$272,179	$293,042	$1,084,017	$1,115,326
Income from operations (in thousands)	$50,934	$71,671	$199,358	$223,778
Operating margin	18.7%	24.5%	18.4%	20.1%

Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$69,670	$80,130	$270,396	$285,048
Adjusted EBITDA margin	25.6%	27.3%	24.9%	25.6%

Capital expenditures (in thousands)	$6,575	$11,436	$36,542	$41,325

Weighted average number of units:
Slot machines	5,897	6,308	6,038	6,360
Table games	303	315	311	325
Poker tables	42	42	42	42

Win per unit per day:
Slot machines (gross)	$315	$322	$306	$306
Table games	$2,554	$2,698	$2,559	$2,567
Poker tables	$666	$786	$734	$768

Hold percentage:
Slot machines (gross)	8.2%	8.2%	8.3%	8.1%
Table games	15.0%	15.1%	15.2%	15.2%

Food and beverage statistics:
Meals served (in thousands)	839	940	3,252	3,373
Average price per meal served	$15.70	$16.64	$16.20	$15.82

Hotel statistics:
Rooms occupied (in thousands)	105	105	413	415
Occupancy rate	97.2%	97.5%	96.1%	96.8%
Average daily room rate	$92	$83	$91	$83
Revenue per available room	$89	$81	$87	$80

Entertainment statistics:
Arena events (in events)	34	38	125	117
Arena tickets (in thousands)	214	252	743	701
Average price per Arena ticket	$41.40	$46.64	$44.05	$51.38

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA

(unaudited)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Operating results:
Gross revenues (in thousands)	$83,392	$84,537	$331,029	$318,181
Net revenues (in thousands)	$79,371	$80,409	$314,999	$303,053
Income from operations (in thousands)	$11,636	$9,901	$43,296	$31,491
Operating margin	14.7%	12.3%	13.7%	10.4%

Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$14,915	$14,182	$58,575	$51,531
Adjusted EBITDA margin	18.8%	17.6%	18.6%	17.0%

Capital expenditures (in thousands)	$(15)	$1,028	$3,543	$5,152

Weighted average number of units:
Slot machines	2,331	2,332	2,332	2,390
Table games	66	66	66	66
Poker tables	18	18	18	18

Win per unit per day:
Slot machines (gross)	$276	$280	$279	$261
Table games	$1,638	$1,580	$1,620	$1,525
Poker tables	$573	$642	$583	$652

Hold percentage:
Slot machines (gross)	8.0%	7.8%	8.0%	7.8%
Table games	20.0%	16.7%	18.5%	17.8%

Food and beverage statistics:
Meals served (in thousands)	174	209	720	787
Average price per meal served	$16.65	$14.41	$15.91	$14.84

CORPORATE

SUPPLEMENTAL DATA

(unaudited)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Capital expenditures (in thousands)	$2,951	$—	$3,557	$—
Capitalized interest (in thousands)	$34	$—	$34	$—

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Adjusted EBITDA	$81,028	$90,505	$313,908	$322,009
Depreciation and amortization	(20,953)	(21,581)	(85,030)	(90,032)
Loss on disposition of assets	(33)	—	(353)	—
Severance	(12,521)	—	(12,521)	(244)
Relinquishment liability reassessment	11,439	8,805	11,439	8,805
Loss attributable to non-controlling interests	(872)	(734)	(2,019)	(2,134)

Income from operations	58,088	76,995	225,424	238,404

Accretion of discount to the relinquishment liability	(2,062)	(2,841)	(8,248)	(11,366)
Interest income	933	669	4,492	2,732
Interest expense, net of capitalized interest	(43,010)	(28,873)	(146,057)	(117,710)
Loss on early exchange of debt	(3)	—	(14,326)	—
Other income (expense), net	(13)	9	(44)	(217)

Net income	$13,933	$45,959	$61,241	$111,843

Reconciliations of Income (Loss) from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income (loss) from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended September 30, 2012
	Income (Loss)	Depreciation	Loss on		Relinquishment	Loss attributable to
	from	and	Disposition of		Liability	Non-controlling	Adjusted
	Operations	Amortization	Assets	Severance	Reassessment	Interests	EBITDA
Mohegan Sun	$50,934	$17,646	$32	$12,497	$(11,439)	$—	$69,670
Mohegan Sun at Pocono Downs	11,636	3,278	1	—	—	—	14,915
Corporate	(4,482)	29	—	24	—	872	(3,557)

Total	$58,088	$20,953	$33	$12,521	$(11,439)	$872	$81,028

	For the Three Months Ended September 30, 2011
	Income (Loss)	Depreciation	Loss on		Relinquishment	Loss attributable to
	from	and	Disposition of		Liability	Non-controlling	Adjusted
	Operations	Amortization	Assets	Severance	Reassessment	Interests	EBITDA
Mohegan Sun	$71,671	$17,264	$—	$—	$(8,805)	$—	$80,130
Mohegan Sun at Pocono Downs	9,901	4,281	—	—	—	—	14,182
Corporate	(4,577)	36	—	—	—	734	(3,807)

Total	$76,995	$21,581	$—	$—	$(8,805)	$734	$90,505

	For the Fiscal Year Ended September 30, 2012
	Income (Loss)	Depreciation	Loss on		Relinquishment	Loss attributable to
	from	and	Disposition of		Liability	Non-controlling	Adjusted
	Operations	Amortization	Assets	Severance	Reassessment	Interests	EBITDA
Mohegan Sun	$199,358	$69,912	$68	$12,497	$(11,439)	$—	$270,396
Mohegan Sun at Pocono Downs	43,296	14,994	285	—	—	—	58,575
Corporate	(17,230)	124	—	24	—	2,019	(15,063)

Total	$225,424	$85,030	$353	$12,521	$(11,439)	$2,019	$313,908

	For the Fiscal Year Ended September 30, 2011
	Income (Loss)	Depreciation	Loss on		Relinquishment	Loss attributable to
	from	and	Disposition of		Liability	Non-controlling	Adjusted
	Operations	Amortization	Assets	Severance	Reassessment	Interests	EBITDA
Mohegan Sun	$223,778	$69,833	$—	$242	$(8,805)	$—	$285,048
Mohegan Sun at Pocono Downs	31,491	20,040	—	—	—	—	51,531
Corporate	(16,865)	159	—	2	—	2,134	(14,570)

Total	$238,404	$90,032	$—	$244	$(8,805)	$2,134	$322,009

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, represents earnings before interest, depreciation and amortization, loss on disposition of assets, workforce reduction severance, reassessment and accretion of discount to a relinquishment liability, loss on early extinguishment of debt, other non-operating income and expense and loss attributable to non-controlling interests.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and the reconciliations provided, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain items from net income, such as interest, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, November 29, 2012

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000